UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to ‘240.14a-12

WSFS FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

302-792-6000

www.wsfsbank.com

March 25, 2009

Dear Stockholder:

The WSFS Financial Corporation 2009 Annual Meeting of Stockholders will be held on April 23, 2009 beginning at 4:00 p.m. at the Hotel duPont located at Eleventh and Market Streets in Wilmington, Delaware. Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•	The election of six directors. Two directors to hold office until the 2010 Annual Meeting of Stockholders and four directors to hold office until the 2012 Annual Meeting of Stockholders;
•	The ratification of the appointment of KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2009;
•	An advisory (non-binding) vote on executive compensation;
•	The approval of amendments to the WSFS Financial Corporation Certificate of Incorporation; and
•	Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 5, 2009 are entitled to vote at the meeting. This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 25, 2009.

Your vote is important regardless of how many shares of WSFS stock you own. Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card. A return envelope with pre-paid postage is enclosed for your convenience. Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card. Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting. Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals

Chairman

Contents

1.	About the Annual Meeting	1

2.	Matters to be Voted on at the Meeting	5

3.	Directors and Officers of WSFS Financial Corporation and Wilmington
Savings Fund Society, FSB	8

4.	The Proposed Amendments to the Restated Certificate of Incorporation	14

5.	Compensation	16

6.	Committees of the Board of Directors	45
Executive Committee
Corporate Governance and Nominating Committee
Audit Committee and Audit Committee Report
Personnel and Compensation Committee
Trust Committee

7.	Compensation of the Board of Directors	50

8.	Other Information	52

Appendix A – Amended and Restated Certificate of Incorporation

1. About the Annual Meeting

Important Notice Regarding Internet

Availability of Proxy Materials

For the Shareholder Meeting to be

Held on April 23, 2009 at 4:00 p.m.

Please contact Sharon Croft at 302-571-7184 if you need directions.

The Proxy Statement and Annual Report on Form 10-K

are available at www.wsfsbank.com

What is the purpose of the Annual Meeting?

The WSFS Financial Corporation 2009 Annual Meeting of Stockholders will be held at the Hotel duPont, Eleventh and Market Streets in Wilmington, Delaware on April 23, 2009 at 4:00 p.m. The business to be conducted at the meeting is the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accountants, an advisory (non-binding) vote on executive compensation and the approval of amendments to our Certificate of Incorporation. There will be six board seats up for election at this year’s meeting and we have nominated the persons currently filling those seats for reelection: Linda C. Drake, David E. Hollowell, Jennifer W. Davis, Donald W. Delson, Scott E. Reed and Claibourne D. Smith. Mrs. Drake and Mr. Hollowell have been nominated for one-year terms and Ms. Davis, Mr. Delson, Mr. Reed and Dr. Smith have been nominated for three-year terms. Each is a current director of WSFS Financial Corporation. You can find information about all of our current directors beginning on page eight.

Why are you sending me a proxy card? What are you going to do with it?

In order to hold the meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 5, 2009, which was selected by the Board of Directors as the record date to determine which stockholders will receive notice of the meeting and be entitled to vote at the meeting. As of that date, there were 6,165,099 shares of WSFS common stock outstanding. We are providing you with a proxy card so that your shares can be counted as present at the meeting and can be voted at the meeting even if you do not attend the meeting in person.

Your shares will be voted in accordance with your instructions on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors, and to vote for, against or abstain on the ratification of the appointment of the independent registered public accountants and for each of the other proposals to be voted on at the meeting. If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares for each of the nominees and for the ratification of the appointment of the independent registered public accountants and for each of the other proposals to be voted on at the meeting.

For those shares that we have been given a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the meeting. Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares that we hold a proxy for in favor of anyone we select to be a substitute nominee. Alternatively, we may reduce the size of the Board to eliminate the vacancy.

Why did I receive more than one proxy card?

If you hold your shares of WSFS stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes. You can change your vote at any time by completing and returning a new proxy before the meeting. You may also revoke your proxy by sending a written notice to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting. If you vote by proxy and then attend the meeting, you do not need to vote again in person unless you want to change your prior vote. Attending the meeting in person will not cancel your proxy unless you vote in person at the meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your broker to vote in person at the meeting.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected. You may vote for a nominee or you may withhold your vote for a nominee. In a contested election, the number of seats up for election is less than the number of persons nominated for election as directors and the winning nominees are the ones who receive more votes than the other nominees. In an uncontested election, there are enough seats up for election for all of the nominees so all will be elected as directors regardless of the number of votes they each receive. It is our policy, however, that in an uncontested election any director who was elected by less than a majority of votes in favor of their election should promptly offer to resign from the Board and request the Board to accept or reject the resignation offer at the Board’s discretion. The Board’s Corporate Governance Committee will consider resignation offers and make its recommendation to the full Board. The Board will accept or reject the director’s resignation offer within 90 days.

How many votes do I have?

Each share of WSFS Financial Corporation common stock is entitled to one vote. We do, however, permit cumulative voting in the election of directors, meaning that if you have 100 shares and there are six seats up for election, you have 600 votes to distribute among the nominees as you see fit. You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 600 votes to a single nominee if you wish. You must attend the meeting and vote in person if you want to cumulate your vote for directors.

If you give us a proxy to vote your shares at the meeting, we will distribute your votes among the nominees as we see fit. If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to ratify the appointment of the independent registered public accountants?

To be ratified, the appointment of KPMG LLP as our independent registered public accountants must receive a majority of the votes cast on that proposal.

What are stockholders being asked to approve regarding executive compensation?

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Is the stockholder vote on executive compensation binding on the Company?

This is an advisory vote only. Neither we, nor the Board of Directors, will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

How many votes are required to approve the amendments to the WSFS Financial Corporation Certificate of Incorporation?

To be amended, the WSFS Financial Corporation Certificate of Incorporation must receive a favorable vote by a majority of all shares of WSFS common stock outstanding as of the March 5, 2009 record date.

Will members of management and the Board of Directors be at the meeting?

Yes. Our policy is that all members of the Board of Directors and all senior management officers should attend the annual meeting, and, except for Mr. Reed, all were present at last year’s annual meeting. We expect that all directors will attend this year.

Can I ask questions at the meeting?

Yes. We see the annual meeting as an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the meeting. This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:	WSFS Financial Corporation Investor Relations WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801

or:	stockholderrelations@wsfsbank.com

We will attempt to respond to as many of the questions and comments we receive as possible. The questions, comments and responses will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders. Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Charles G. Cheleden, Vice Chairman and Lead Director, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801. In addition, all written communications from stockholders received by management are shared with the Board no later than the next regularly scheduled Board meeting.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the meeting?

The deadline has passed for this year’s annual meeting – it is too late to give us notice of a proposal that you would like to be brought before the stockholders for a vote at the 2009 Annual Meeting of Stockholders. We expect to hold the 2010 Annual Meeting in April 2010 and to mail our proxy statement during March 2010. To get your proposal on the agenda for the 2010 Annual Meeting, you must give us notice no earlier than November 26, 2009 and no later than December 26, 2009. If you want your proposal to be included in our proxy statement and on our proxy card for the 2010 Annual Meeting, we must receive your proposal by November 23, 2009. All notices and proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.

Can I obtain copies of the proxy statement and related materials over the Internet?

Copies of this proxy statement and the Annual Report on Form 10-K are available on the internet at www.wsfsbank.com. Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form. Stockholders of record can make this election either by calling toll-free to (888)WSFSBANK, by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at www.wsfsbank.com/investor-relations. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

2. Matters to be Voted on at the Meeting

Proposal Number 1: Election of Directors

The Board of Directors is divided into three classes, and each class serves for a term of three years. This year there are six directorships to be filled at the meeting. We have nominated the following six persons for election:

•	Linda C. Drake, for a one-year term
•	David E. Hollowell, for a one-year term
•	Jennifer W. Davis, for a three-year term
•	Donald W. Delson, for a three-year term
•	Scott E. Reed, for a three-year term
•	Claibourne D. Smith, for a three-year term

The Board of Directors recommends a vote in favor of these nominees.

Proposal Number 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994. The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2009. The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board in favor of KPMG LLP. We are asking the stockholders to ratify the Board’s decision to appoint KPMG LLP for the 2009 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote in favor of the ratification of KPMG LLP as the independent registered public accounting firm.

Proposal Number 3: Advisory (non-binding) Vote on Executive Compensation

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders. Under this law, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

Therefore, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives as described under “Compensation Discussion and Analysis” and tabular disclosure of Named Executive Officer compensation in our 2009 proxy statement and related material. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation.

The purpose of our compensation policies and procedures is to attract, motivate and retain experienced, highly-qualified executives critical to our long-term success and enhancement of stockholder value. The Board of Directors believes our compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This is an advisory vote only. Neither we, nor the Board of Directors, will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The Board of Directors recommends a vote in favor of the resolution approving executive compensation.

Proposal Number 4: Approval of Amendment to Article Fourth, Paragraph A of our Restated Certificate of Incorporation

We are asking stockholders to approve the deletion of a portion of Article Fourth, Paragraph A of our Restated Certificate of Incorporation. It is not required by Delaware General Corporation Law and is applicable only to federal savings banks, not to Delaware Business Corporations like ours.

A more detailed discussion of this amendment can be found beginning on page 14.

The Board of Directors recommends a vote in favor of the amendment to Article Fourth, Paragraph A of our Restated Certificate of Incorporation.

Proposal Number 5: Approval of Amendment to Delete Article Fourth, Paragraph C and Article Sixth, Paragraph (d) of our Restated Corporation Certificate of Incorporation

We are asking stockholders to approve the deletion of Article Fourth, Paragraph C and Article Sixth, Paragraph (d) of our Restated Certificate of Incorporation. These paragraphs were only applicable for a period of five years after the conversion of Wilmington Savings Fund Society, FSB from mutual to stock form and have, by their terms, expired and are no longer applicable.

A more detailed discussion of this amendment can be found on page 15.

The Board of Directors recommends a vote in favor of these amendments to delete Article Fourth, Paragraph C and Article Sixth, Paragraph (d) of our Restated Certificate of Incorporation in their entirety.

Proposal Number 6: Approval of Amendment to Delete Article Fifth of our Restated Corporation Certificate of Incorporation

We are asking stockholders to approve the deletion of Article Fifth of our Restated Certificate of Incorporation. This article has, by its terms, expired and is no longer applicable.

A more detailed discussion of this amendment can be found on page 15.

The Board of Directors recommends a vote in favor of the amendment to delete Article Fifth of our Restated Certificate of Incorporation in its entirety.

3. Directors and Officers of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB

Listed below is information about our directors and executive management officers. Currently, all directors of WSFS Financial Corporation also serve as directors for its subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).

Current Directors: Marvin N. Schoenhals, Charles G. Cheleden, Jennifer W. Davis, Donald W. Delson, John F. Downey, Linda C. Drake, David E. Hollowell, Joseph R. Julian, Dennis E. Klima, Calvert A. Morgan, Jr., Thomas P. Preston, Scott E. Reed, Claibourne D. Smith and Mark A. Turner.

Marvin N. Schoenhals

●	Chairman of WSFS Financial Corporation and WSFS Bank since 1992
●	Age 61
●	WSFS Financial Corporation director since 1990; current term expires at the 2010 Annual Meeting of Stockholders
●	Mr. Schoenhals also serves as a director of Delaware State Chamber of Commerce

Charles G. Cheleden

●	Attorney
●	Age 65
●	Vice Chairman of WSFS Financial Corporation since 1992
●	Lead Director of WSFS Financial Corporation since 2004
●	WSFS Financial Corporation director since 1990; current term expires at the 2011 Annual Meeting of Stockholders

Jennifer W. Davis

●	Vice President of Administration – University of Delaware
●	Age 38
●	WSFS Financial Corporation director since February 2009; current term expires at the 2009 Annual Meeting of Stockholders
●	From 2002 to 2008, Ms. Davis was Budget Director then Cabinet Secretary for the Office of Management and Budget for the State of Delaware
●	Ms Davis is also President of “For Grace’s World,” a non-profit organization.

Donald W. Delson

●	Senior Advisor, Keefe, Bruyette & Woods, Inc. since February 2009
●	Managing Director, Investment Banking Division, Keefe, Bruyette & Woods, Inc. from 1997 to 2009.
●	Age 57
●	WSFS Financial Corporation director since February 2009; current term expires at the 2009 Annual Meeting of Stockholders
●	Mr. Delson also serves as a director of Atlas America, Inc.

John F. Downey

●	Executive Director of the Office of Thrift Supervision from 1989 to 1998
●	Age 71
●	WSFS Financial Corporation director since 1998; current term expires at the 2010 Annual Meeting of Stockholders

Linda C. Drake

●	Founder and Chair of TCIM Services, Inc. (a business services and software technology provider)
●	Age 60
●	WSFS Financial Corporation director since 1999; current term expires at the 2009 Annual Meeting of Stockholders

David E. Hollowell

●	Consultant
●	Executive Vice President and University Treasurer of the University of Delaware from 1988 to 2007
●	Age 61
●	WSFS Financial Corporation director since 1996; current term expires at the 2009 Annual Meeting of Stockholders

Joseph R. Julian

●	Chairman and CEO of JJID, Inc, a highway construction company
●	Age 71
●	WSFS Financial Corporation director since 1983; current term expires at the 2011 Annual Meeting of Stockholders
●	Mr. Julian also serves as a director of Maryland Materials, Inc.

Dennis E. Klima

●	President, CEO and director of Bayhealth, Inc.
●	Chairman, CEO and director of Bayhealth Medical Center, Inc.
●	Age 64
●	WSFS Financial Corporation director since 2004; current term expires at the 2011 Annual Meeting of Stockholders

Calvert A. Morgan, Jr.

●	Consultant
●	Former Chairman, President and CEO of PNC Bank, Delaware
●	Age 60
●	Vice Chairman WSFS Bank since 2006
●	WSFS Financial Corporation director since 2004; current term expires at the 2010 Annual Meeting of Stockholders
●	Mr. Morgan also serves as a director of Chesapeake Utilities Corporation

Thomas P. Preston

●	Attorney, partner with the law firm of Blank Rome, LLP
●	Age 62
●	WSFS Financial Corporation director since 1990; current term expires at the 2010 Annual Meeting of Stockholders
●	Mr. Preston is the Chair of St. Francis Hospital and a member of the Board of the Tatnall School

Scott E. Reed

●	Senior Executive Vice President and Chief Financial Officer of BB&T Corporation (a top U.S. bank holding company) from 1981 to 2005. Mr. Reed began his career with BB&T in 1972.
●	Age 60
●	WSFS Financial Corporation director since 2005; current term expires at the 2009 Annual Meeting of Stockholders

Claibourne D. Smith

●	Acting President, Delaware State University
●	Vice President - Technology and Professional Development for E.I. du Pont de Nemours & Company, Incorporated from 1964 to 1998
●	Age 70
●	WSFS Financial Corporation director since 1994; current term expires at the 2009 Annual Meeting of Stockholders

Mark A. Turner

●	President and Chief Executive Officer, WSFS Financial Corporation and WSFS Bank since 2007
●	Chief Operating Officer/Secretary of WSFS Financial Corporation and WSFS Bank, 2001 to 2007
●	Chief Financial Officer of WSFS Financial Corporation and WSFS Bank, 1998 to 2004
●	Age 45
●	WSFS Financial Corporation director since 2007; current term expires at the 2011 Annual Meeting of Stockholders

Executive Management:	Peggy H. Eddens, Barbara J. Fischer, Stephen A. Fowle, Richard Immesberger, Rodger Levenson and Richard M. Wright

Peggy H. Eddens

●	Executive Vice President, Human Capital Management Department, WSFS Bank since 2007
●	Age 53
●	From 2003 to 2007, Mrs. Eddens was Senior Vice President for Human Resources and Development for NexTier Bank, Butler, PA.

Barbara J. Fischer

●	Executive Vice President, Chief Administrative Officer, WSFS Bank; Mrs. Fischer has been an executive with WSFS since 2001
●	Age 51

Stephen A. Fowle

●	Executive Vice President and Chief Financial Officer of WSFS Financial Corporation and WSFS Bank since 2005
●	Age 43
●

From 2000 to 2004, Mr. Fowle was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC, Cleveland, Ohio. From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co, Incorporated in Milwaukee, Wisconsin, a regional investment banking firm.

Richard Immesberger

●	Executive Vice President – Wealth Management, WSFS Bank since 2008
●	Age 43
●	From 2003 to 2008 Mr. Immesberger was Senior Vice President, Private Client Advisor for Bank of America

Rodger Levenson

●	Executive Vice President/Director of Commercial Banking for WSFS Bank since 2006
●	Age 47
●	From 2003 to 2006 Mr. Levenson was Senior Vice President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wachovia Bank.

Richard M. Wright

●	Executive Vice President/Director of Retail Banking and Marketing for WSFS Bank since 2006
●	Age 56
●	From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.

Transactions with Our Insiders

In the ordinary course of its business as a bank, WSFS Bank makes loans to our directors, officers and Associates. These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features to WSFS Bank.

We carefully evaluate any circumstances, transactions or relationships that we feel could have an impact on whether the members of our Board of Directors are independent of us or our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

All of our directors other than Mr. Schoenhals, Mr. Turner and Mr. Morgan are independent. Mr. Schoenhals and Mr. Turner are Associates of WSFS Financial Corporation and WSFS Bank and are not independent by virtue of not being outside directors. Mr. Morgan is not an independent director because at the time he became a director he was also retained to serve as a Special Advisor. Mr. Morgan has 38 years experience in the banking industry in Delaware and was formerly Chairman, President and CEO of PNC Bank, Delaware. The Board concluded that his background, market knowledge, customer relationships and community involvement could provide significant benefits to us as a consultant, and would be appropriate for him to be retained as a consultant as well as serving on the Board. Information about Mr. Morgan’s compensation in his capacity as a Special Advisor can be found on page 51.

Section 16(a) Beneficial Ownership Reporting Compliance

Our officers and directors are required to file forms with the Securities and Exchange Commission (the SEC) to report changes in their ownership of WSFS Financial Corporation common stock. The forms must be filed with the SEC generally within two business days of the date of the trade. To our knowledge, the only late filing during 2008 was by Mr. Immesberger who was late in filing his Form 3.

Ownership of WSFS Financial Corporation Common Stock

The number of shares of our Common Stock owned by the directors and executive officers as of March 5, 2009, the record date set for the 2009 Annual Meeting of Stockholders, is shown below. The table also shows the amount of their shares as a percentage of all of the shares of our Common Stock outstanding.

Shares that these individuals could acquire by exercising stock options are included in the amounts shown. The individuals do not all have the same number of grants, and the different amounts are shown in the table below. Only options that are currently exercisable or that will become exercisable in the next 60 days have been treated as though the options have been exercised and the individual owns those shares.

Directors:	Number of Shares (Including Exercisable Options)[1]	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	130,130	2.08%
Charles G. Cheleden	17,278	0.28%
Jennifer W. Davis	425	0.01%
Donald W. Delson	2,425	0.04%
John F. Downey	15,378	0.25%
Linda C. Drake	15,278	0.25%
David E. Hollowell	16,618	0.27%
Joseph R. Julian	75,154	1.22%
Dennis E. Klima	8,228	0.13%
Calvert A. Morgan, Jr.	11,878	0.19%
Thomas P. Preston	17,133	0.28%
Scott E. Reed	5,628	0.09%
Claibourne D. Smith	14,708	0.24%
Mark A. Turner	114,167	1.83%

Executive Officers:
Peggy H. Eddens	1,385	0.02%
Barbara J. Fischer	25,938	0.42%
Stephen A. Fowle	13,068	0.21%
Richard Immesberger	1,250	0.02%
Rodger Levenson	7,379	0.12%
Richard M. Wright	7,290	0.12%

Directors and Officers as a group (20 persons)	500,738	7.76%

[1]

Includes exercisable options for each of the individuals as follows: Schoenhals: 93,227, Cheleden: 7,738, Davis: 0, Delson: 0, Downey: 8,738, Drake: 8,738, Hollowell: 6,378, Julian: 8,738, Klima: 2,738, Morgan: 6,738, Preston: 7,538, Reed: 1,938, Smith: 7,738, Turner: 85,810, Eddens: 1,275, Fischer: 22,147, Fowle: 8,400, Immesberger: 0, Levenson: 7,137, and Wright: 5,500.

4.	The Proposed Amendments to the Restated Certificate of Incorporation

Our Restated Certificate of Incorporation currently includes several outdated provisions. These provisions are outlined below. We are asking stockholders to approve amendments to the existing Restated Certificate of Incorporation to delete the provisions discussed below. Attached as Appendix A hereto is the current version of our Restated Certificate of Incorporation, as amended through the date hereof. We have struck through the provisions that are included in our existing Restated Certificate of Incorporation but which we are proposing to delete.

Under Delaware law, each of these amendments to our Restated Certificate of Incorporation requires the approval of the holders of a majority of our shares outstanding.

Proposal Number 4: Amendment to Article Fourth, Paragraph A

We propose to delete a paragraph in Article Fourth, Paragraph A which reads as follows:

“Except for shares issued in connection with the merger of New Federal Savings and Loan Association, FSB with and into Wilmington Savings Fund Society, FSB, no shares of capital stock of any class or series (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly to officers, directors or controlling persons of the Corporation other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a vote of the holders of a majority of the total votes eligible to be cast at a meeting of stockholders.”

This provision is not required by Delaware General Corporation Law and is a carryover provision from the regulations of the Office of Thrift Supervision (“OTS”) applicable only to federal savings banks, not to Delaware business corporations, like ours. As this provision may limit our ability to issue stock in certain circumstances without stockholder approval, we are seeking approval to delete it in its entirety.

It is important to note that even with this amendment, we will still be required to obtain stockholder approval of most issuances of stock to our officers and directors or to establish a plan pursuant to which officers or directors may receive option or stock grants. This requirement will remain in place as long as our stock is traded on Nasdaq. Nasdaq rules provide an exception for certain grants in connection with the hiring of officers. In addition, Nasdaq would not require prior approval of private placements of our stock to directors or officers or issuances of stock in connection with acquisitions of companies in which directors or officers may own stock unless an officer or director had a 5% or greater interest in the company being acquired or, collectively, they owned 10% or more of the company being acquired.

The Board of Directors believes that the Nasdaq rule still provides stockholders with a say in most issuances of shares to insiders while providing us the potential flexibility it may need in the future.

Board Recommendation

The Board of Directors recommends a vote in favor of the amendment to Article Fourth, Paragraph A to our Restated Certificate of Incorporation to delete the above-described paragraph.

Proposal Number 5 – Amendment to Delete Article Fourth, Paragraph C and Article Sixth, Paragraph (d)

We propose to delete Article Fourth, Paragraph C and Article Sixth, Paragraph (d) in their entirety as they have, by their terms, expired. Article Fourth, Paragraph C limited the beneficial ownership of greater than 10% of our outstanding common stock. Article Sixth, Paragraph (d) restricted the ability to call special meetings of stockholders to the Board of Directors. In both cases, these restrictions were only applicable for a period of 5 years following the conversion of WSFS Bank from mutual to stock form. This conversion occurred in 1986 and, as such, the restrictions are no longer applicable. The rights of stockholders will not be affected by approval of these amendments but we believe that all extraneous provisions should be stricken from our governing documents so that a stockholder can easily understand his or her rights.

Board Recommendation

The Board of Directors recommends a vote in favor of the amendments to our Restated Certificate of Incorporation to delete Article Fourth, Paragraph C and Article Sixth, Paragraph (d) in their entirety.

Proposal Number 6 – Amendment to Delete Article Fifth

We propose to delete Article Fifth in its entirety as it has, by its terms, expired. Article Fifth restricted transfers of common stock or securities issued by the Company that may be deemed stock for a period of 37 months after the issuance by the Company of its 10% Convertible Preferred Stock, Series 1. This restriction expired in July, 1997. The rights of stockholders will not be affected by approval of this amendment but we believe that all extraneous provisions should be stricken form our governing documents so that a stockholder can easily understand his or her rights.

Board Recommendation

The Board of Directors recommends a vote in favor of the amendment to our Restated Certificate of Incorporation to delete Article Fifth in its entirety.

5.	Compensation

Compensation Discussion and Analysis

Executive Summary

2008 was the first full year in which Mark A. Turner served as President and CEO. Mr. Turner assumed this position as of the April 2007 Shareholders’ Meeting.

Marvin N. Schoenhals, who had been Chairman, President and CEO transitioned to Chairman of the Board. In addition to his full chairman duties, Mr. Schoenhals provides active leadership for our Wealth Management Group through its start-up period and other niche businesses including another start-up business, 1st Reverse Financial Services, LLC, a national reverse mortgage company, of which we hold a majority interest.

In early 2009, we participated in the United States Treasury TARP Capital Purchase Program (CPP) and received a capital investment from the U.S. Treasury of $52.6 million. Participation in this program requires certain compensation restrictions on our Named Executive Officers (NEOs) described below.

There were also several changes to our compensation plans in 2008 to incorporate pay-for-performance best practices, to remain consistent with our long-term strategy and our high-performance goals, and to further align the plans with stockholder interests. Notably, revisions were made to our Management Incentive Plan (MIP) and our long-term equity plan which are more fully discussed later. In addition, we implemented a “one-time-only” incentive plan for 2008, the payment on which depended on attaining an earnings per share (EPS) target of $4.77. This goal was not achieved and no payments were made under that plan. Details of these plans are more fully described later.

As a company, we pride ourselves on setting high, measurable goals, being accountable for achieving those goals, and continuing a “pay-for-performance” philosophy.

Our executive incentive compensation plans (which includes our Management Incentive Plan (MIP), covering our NEOs), have always focused on measures that are traditionally important to shareholders, incorporate industry standards, and are fundamental indicators of our performance, growth and health. These measures are Earnings Per Share (EPS) growth, Return on Average Assets (ROA) and Return on Average Equity (ROE). Our formula-based awards start by comparing ourselves to a group of similarly-sized peers (all publicly-traded banks and thrifts of $1 to $5 billion in assets), and our goals are set high. For example, we only achieve “Target,” or average awards if we achieve performance at the 60th percentile of that group’s results on all three measures. “Maximum” awards are achieved if we reach the 75th percentile of that group’s performance. Reaching the 75th percentile on all 3 measures, ROA, ROE and EPS growth, is typically achieved by less than 10% of companies in that peer group.

In early 2008, as the economy and industry headed into a difficult period, we further revamped our executive incentive compensation plans. This was completed after months of analysis, discussion and deliberation with our executive management, our Personnel and Compensation Committee (the Committee) and the Committee’s outside compensation consultants, Amalfi Consulting, LLC. The changes were undertaken to incorporate evolving industry-recognized “best practices” in compensation and to be consistent with our corporate strategy and long-term goals.

Among many changes, we included new, leading-edge, pay-for-performance standards that increasingly reward executive management with restricted stock units (RSUs) for superior absolute performance, as indicated by reaching annual ROA tiers of 1.20%, 1.35% and 1.50% (considered high-performing levels in the industry, by historical standards). These RSUs are awarded only if these tiers are reached before the end of 2011, and then vest over not less than a four-year time period. Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over at least a four year period of time. Likewise, the cost is spread over at least four years. In addition, executives’ standard annual incentives (which are granted based on how our performance compares to our peer group and individual goals) are decreased, pro-rata, to the extent our annual ROA is less than 1.0% (considered an average ROA performance for the industry, by historical standards). So for example, if our ROA was .75% in any year, incentives granted would be only 75% of the normal formulaic amount.

In 2008, partly because of a deepening recession, we recorded an ROA of 50 basis points, an ROE of 7.30%, and EPS of $2.57. These were declines of 44% to 49% from our 2007 levels, but averaged at the 57th percentile of our peer group’s results. In response to this performance, and the challenges we face in a deepening recession, the performance plans above dictated, and management’s other voluntary actions resulted in, the following impact on executive compensation:

1.	There were no merit increases to salary for NEOs for 2009.
2.	There are no Company-paid perquisites for the second consecutive year (2008 and 2009). Any perquisites for business development and community networking are paid out-of-pocket by the executive.
3.

Restricted stock that vests over at least four years was granted as the only variable compensation in 2009 for 2008 NEO performance. In the past, we have granted a combination of cash incentives and stock option incentives for the variable portion of NEO compensation. Restricted stock awards that vest over an extended period of time put more NEO compensation at risk and further align their long-term interests with those of our stockholders. In 2008, variable compensation awards for 2007 annual performance included cash bonuses and stock options (valued using Black-Scholes) and totaled $802,317 or 35% of the NEO group’s total compensation. In 2009, restricted stock awarded for 2008 annual performance had a grant date fair value of $588,574. When added to their total compensation for 2008, it represented 28% of the NEO group’s other compensation, for a decline of $213,743 or 27%.

Considering the total mix of compensation, we believe these three changes above are: (1) reasonable, (2) consistent with pre-established pay-for-performance plans, and (3) commensurate with our 2008 results, both in absolute terms, and in comparison to prior years’ results and incentives.

Named Executive Officers (NEOs)

There was one change, shown below, to our list of NEOs from those reported in last year’s proxy.

Named Executive Officers
2007	2008
Mark A. Turner – President and Chief Executive Officer	Mark A. Turner – President and Chief Executive Officer
Marvin N. Schoenhals – Chairman of the Board	Marvin N. Schoenhals – Chairman of the Board
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	Stephen A. Fowle – Executive Vice President and Chief Financial Officer
Rodger Levenson - Executive Vice President and Director of Commercial Banking	Rodger Levenson - Executive Vice President and Director of Commercial Banking
Barbara J. Fischer – Executive Vice President and Chief Administrative Officer	Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing

Executive Compensation Restrictions Under TARP Guidelines

On January 21, 2009, our CEO, CFO and three of our most highly compensated senior executive officers (SEOs) voluntarily executed SEO Waiver Forms and SEO Letter Agreements in connection with our participation in the United States Treasury’s TARP Capital Purchase Program (CPP). By executing these documents, the SEOs waived any claims they may have as individuals against the Treasury as a result of modifications to their existing compensation arrangements that are made or will be made in order to be in compliance with Section 111 of the Emergency Economic Stabilization Act (EESA).

Such modifications on executive compensation matters include (i) ensuring that incentive compensation for the SEOs do not encourage unnecessary and excessive risks that threaten our value; (ii) requiring a “clawback” of any bonus or incentive compensation paid to an SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) limiting severance payments to SEOs to the limits under Section 280G of the Internal Revenue Service Code for terminations not related to a change in control transaction and (iv) agreeing we would not deduct for tax purposes executive compensation in excess of $500,000 in a tax year for each SEO.

Section 111 of EESA was amended in its entirety with the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA) on February 17, 2009. In accordance with the provisions of ARRA, no severance payments may be made to the SEOs during the period in which the U.S. Treasury holds its equity investment in our Company (other than any warrants previously issued). In addition, no bonus, retention or incentive compensation may be paid to, or accrued for, at least the five most highly compensated employees, except for such compensation in the form of: (i) long-term restricted stock that do not fully vest during the period in which the U.S. Treasury holds its equity investment in us; (ii) has a value not greater than one-third of the total amount of annual compensation of the Associate receiving the stock; and (iii) other terms and conditions as the Treasury Secretary may determine are in the public interest. The Treasury will issue regulations to assist in complying with these new requirements under Section 111 of EESA, as amended by ARRA. The Compensation Committee may find it necessary to make certain modifications to the compensation opportunity for the NEOs after it has analyzed the restrictions and limitations under Section 111 of EESA, as amended, and applicable regulation after issuance.

Compensation Philosophy

Our general compensation philosophy remained unchanged from 2007 to 2008. We strive to be competitive in base pay, with salaries targeted at the median of banking peers comparable to our asset size. We structure our incentive system to provide rewards for performance. Our total compensation at expected performance levels is targeted to the median of our peers. For exceptional performance, we provide total compensation that compares to levels above the 75th percentile of our peers. Our goal is to be a high performing company and we have designed our compensation package toward attracting and retaining quality individuals, and motivating and rewarding them for strong performance.

The Role of the Personnel and Compensation Committee of the Board of Directors

Our Personnel and Compensation Committee (the “Committee”) provides Board oversight and guidance with respect to the CEO and other Executives’ compensation, benefits and perquisites. The Committee’s primary responsibilities are to:

•	approve and report to the Board salary levels and incentive compensation payable to senior officers and other key Associates;
•	recommend to the Board the establishment of incentive compensation plans and programs;
•	recommend to the Board the adoption and administration of certain Associate benefit plans and programs;
•	approve and report to the Board payment of additional year-end contributions under certain of its retirement plans;
•	oversee our stock incentive plans;
•	approve and report to the Board stock incentive awards granted to our key Associates;
•

annually, review and recommend to the Board performance goals and objectives with respect to the compensation of the Chairman and Chief Executive Officer consistent with approved compensation plans; Further, recommend to the Board compensation levels for the Chairman, CEO, Advisors to the Board and all Executive Vice Presidents;

•

engage any compensation consulting firm used by the Company to assist in the evaluation of Director, Chairman, CEO, Advisors to the Board or senior executive compensation; exercise sole authority to approve the terms and fees relating to such retention;

•

in accordance with the requirements of ARRA, review the compensation and corporate governance standards and policies at the Company at least semi-annually to ensure that such executive compensation programs comply with applicable law and regulations and do not provide incentives to the SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	perform such other functions as are, from time to time, assigned by the Board.

The Committee considers various factors in evaluating executive compensation, including:

•	the executive’s immediate level of responsibility;
•	the experience level of the executive within his or her current discipline;
•	the executive’s performance for both the current year and prior years;
•	the executive’s potential for future development;
•	the executive’s potential to add to our long-term value;
•	the potential risks that such compensation programs may pose to the value of the company.

The Role of Management in Executive Compensation

Our CEO provides recommendations for the Committee’s consideration and manages our compensation programs and policies. His activities include:

•	coordinating efforts with the Compensation Committee and the Committee’s independent compensation consultant to obtain competitive market data and industry best practices;
•	based upon data provided by the Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with WSFS’ strategic goals;
•	recommending changes on compensation programs to the Compensation Committee, where appropriate;
•	recommending pay levels and incentive plan payments for NEOs, except for the CEO and the Chairman.

The CEO and Chairman excuse themselves from all Committee discussions of their compensation levels. In the past, this has applied to Mr. Schoenhals and Mr. Turner. As a practical matter, these individuals may discuss the formula by which their incentive compensation is structured, but do not participate in decisions regarding changes to their own compensation.

The Role of Consultants

In 2008, the Committee contracted with Amalfi Consulting LLC (Amalfi), an independent executive compensation consulting firm specializing in the financial services industry. During the year, Amalfi assisted the Committee with the following compensation-related projects: (i) the redesign and modifications to the long-term incentive plan; (ii) analysis of competitive market pay data for various non-NEO positions, and (iii) assistance with the preparation of the 2008 Proxy. In addition to the 2008 projects, Amalfi conducted a detailed review and competitive analysis of executive compensation in the fall of 2007 and provided recommendations for improvements to our annual incentive plan.  Amalfi consultants report directly to the Committee. In 2008, the activities of Amalfi were a continuation of a prior year’s activities. From time to time, the Committee engages Amalfi to perform special projects in connection with our compensation plans. During 2008, no special projects were requested.

Peer Groups & Benchmarking

Approximately every three years, the Committee engages an independent consultant to conduct a formal review of our executive compensation program. The most recent review was the Amalfi report completed in 2007. Normally, during years in which no consultant is engaged, the Committee informally reviews proxy statements of a sampling of peer group companies in which to compare our executives’ compensation. Due to the unusual market conditions during 2008, a comparison of executive compensation levels was not conducted in the fall of 2008. The Committee did not change existing base pay levels for executives and focused its efforts on the design and alignment of incentive pay programs with current strategic goals.

When benchmarking compensation and setting performance goals for incentive plans, the Committee has used two peer groups:

•

The Compensation Peer Group (“CPG”) provides a targeted assessment of the compensation practices for peer companies. The CPG allows us to compare our compensation to other banks that have similar performance, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

•

The Performance Peer Group (“PPG”) provides a national perspective of banks in the $1 to $5 billion asset size. We use the PPG to set appropriate bank-wide financial goals, drawing from the larger national dataset of comparably sized financial institutions.

Further details on each of these peer groups are provided below.

Compensation Peer Group (“CPG”)

The CPG shown below was developed in 2007 based on collaborative discussions among management, the Committee and Amalfi. The organizations comprising the final CPG provided a dataset of peers comparable to our size, performance and location and met all of the following criteria:

•	Located within CT, DE, MD, NJ, NY, PA, VA, and WV;
•	Total Assets MRQ (most recent quarter as of 6/30/2007) between $1.8 billion and $6 billion. Average total assets were approximately $3 billion;
•	Return on Average Assets (ROA) greater than 0.9%;
•	Return on Average Equity (ROE) greater than 10.00%.

We compared key performance measures to the following peers. The data provided in the table below is as of year-end 2006.

					Total Assets
					2006 Y/E
	Company Name	Ticker	City	State	($000)
1	F.N.B. Corp.	FNB	Hermitage	PA	6,007,592
2	National Penn Bancshares, Inc.	NPBC	Boyertown	PA	5,452,288
3	NBT Bancorp Inc.	NBTB	Norwich	NY	5,087,572
4	S&T Bancorp, Inc.	STBA	Indiana	PA	3,338,543
5	Harleysville National Corp.	HNBC	Harleysville	PA	3,249,828
6	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	3,173,377
7	TrustCo Bank Corp NY	TRST	Glenville	NY	3,161,187
8	U.S.B. Holding Co., Inc.	UBH	Orangeburg	NY	2,923,247
9	Flushing Financial Corp.	FFIC	Lake Success	NY	2,836,521
10	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	2,610,457
11	City Holding Company	CHCO	Charleston	WV	2,507,807
12	Hudson Valley Holding Corp.	HUVL	Yonkers	NY	2,291,734
13	Tompkins Financial Corp.	TMP	Ithaca	NY	2,210,837
14	Union Bankshares Corp.	UBSH	Bowling Green	VA	2,092,891
15	First Community Bancshares, Inc.	FCBC	Bluefield	VA	2,033,698
16	Intervest Bancshares Corp.	IBCA	New York	NY	1,971,753
17	Virginia Commerce Bancorp, Inc.	VCBI	Arlington	VA	1,949,082
18	Univest Corp. of Pennsylvania	UVSP	Souderton	PA	1,929,501
19	Parkvale Financial Corp.	PVSA	Monroeville	PA	1,858,715
	Average				2,983,507
	25th Percentile				2,063,295
	50th Percentile				2,610,457
	75th Percentile				3,211,603
	WSFS Financial Corp.	WSFS	Wilmington	DE	2,997,396
	Percentile Rank of WSFS Financial Corp				63%

Since base pay levels changed during 2008, remained unchanged for 2009 and the benchmarking of pay levels was conducted in late 2007, the Committee focused its efforts on incentive plan design improvements during 2008. The next comprehensive compensation review is scheduled for 2010, with an informal assessment to be conducted during 2009.

Performance Peer Group

We created a performance peer group (PPG) consisting of all publicly-traded banks and thrift institutions in a total asset range of $1 billion and $5 billion as reported by SNL Financial. The top end of the asset range of the PPG for 2008 was increased from $3 billion to $5 billion to reflect the growth of WSFS from under $3 billion to over $3.4 billion in 2008. The PPG was comparable to our average size and performance, with an average ROA of 0.40% and an average ROE of 3.93% in 2008. The PPG consisted of 209 organizations throughout the United States. As noted earlier, the Committee used the PPG to set appropriate performance goals for our Management Incentive Plan.

Elements of Compensation

In the following section, we describe the elements of our NEO compensation packages. It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program, and the actual payments resulting from our pay-for-performance incentive programs.

Base Salary

Why We Provide Base Salaries

We offer base salaries to provide a consistent and stable source of income to our NEOs. Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant retention and recruiting tool.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, with similar positions at our peers. Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•	special circumstances related to staffing needs and market situations;
•	levels of compensation provided from other compensation components.

When determining base salary amounts for newly hired NEOs, we incorporate the following additional factors:

•	the prior incumbent’s salary;
•	the successful candidate’s salary history;
•	any market-based data provided by the external recruiter retained for the search;
•	the salary requirements of other candidates being considered for the position who have a similar level of experience.

In late 2007, the analysis of base salaries conducted by Amalfi determined that our base salaries were comparable to the median base salary of our peers.

The table below shows changes to our NEO base salaries. Increases in 2008 reflected a combination of merit increases and changes to better align our NEOs with peer medians as determined in the Amalfi compensation review. Due to the current economic climate, our NEOs have voluntarily relinquished any increases to their base salaries for 2009.

Base Salary
NAMED EXECUTIVE OFFICERS	2007	2008[1]	2007 to 2008 % increase	2009	2008 to 2009 % increase
Mark A. Turner – President and Chief Executive Officer	$375,000	$405,000	8.0%	$405,000	0%
Marvin N. Schoenhals – Chairman of the Board	463,000	463,000	0%	463,000	0%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	197,000	210,000	6.6%	210,000	0%
Rodger Levenson – Executive Vice President and Director of Commercial Banking[1]	235,000	235,000	0%	235,000	0%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	190,060	225,000	18.4%	225,000	0%
[1]

Increases effective March 1, 2008 based on 2007 performance, except for Mr. Levenson whose increase was effective November 1, 2007, and Mr. Wright whose increase was retroactive to January 1, 2008 as a result of his additional duties as Director of Marketing.

Annual Incentives

Our executives are eligible for an annual award under our Management Incentive Plan (MIP). We designed the MIP to reward performance based on excellence in performance on key financial metrics as compared to the PPG, defined in the Peer Groups & Benchmarking section presented earlier, and each executive’s performance in meeting benchmarks related to the contribution to his or her area of responsibility. The Committee also retains the discretion to increase or decrease the awards under the MIP to take into consideration special performance events or other performance-based circumstances.

In addition to the incentive payments determined under the MIP, the Committee has the discretion to grant other awards to NEOs for extraordinary performance-based achievements. The Board did not exercise this discretion in 2008.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award. The objective is to compensate executives based on achievement of bank-wide and individual goals related to building franchise value and shareholder value. The award is intended to reward short-term performance, typically annually, in line with our long-term goals and to motivate the executive to achieve outstanding results.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting Company goals; setting personal performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•	Setting Company goals

Each year the Committee reviews our metrics and establishes company-wide targets on the chosen metrics. In selecting the metrics, the Committee considers our short-term and long-term business strategy, the current business environment and the interests of the shareholders. The following metrics of our performance were chosen for 2008 and remain consistent with those selected in 2007.

1.	Return on assets (ROA)
2.	Return on equity (ROE)
3.	Earnings per share (EPS) growth

Each was weighted evenly in our incentive plan.

In 2008, the Committee changed the way it compared our performance to peers. In 2007, the Committee used 2006 PPG performance data to set the goals for 2007. For many years, this one-year lag approach had not been an issue because the peer performance had been relatively consistent from year to year. In 2007, and to a lesser extent in 2006, the lag presented difficulties in fairly assessing our performance because of the sharp and notable decline in the economic environment and its impact on bank performance metrics. As a result, payments to our executives significantly decreased for 2007, which were paid in 2008. In an improving environment, the reverse would be true. In response to this weakness, the Committee redesigned the plan for 2008 to incorporate a contemporaneous measurement period that compares our 2008 performance to the 2008 performance of our peers. The availability of financial and other performance data is available shortly after the year-end and provides us the ability to assess performance on a comparable basis. If the economic environment changes during the year, either positively or negatively, a contemporaneous measurement comparison provides a much fairer approach to comparing our performance to peers.

Under our 2008 MIP, the “threshold” level for each goal was set at the 40th percentile of the 2008 PPG performance; the “target” level for each goal was set at the 60th percentile and the “maximum” level for each goal was set at the 75th percentile. Although the comparison was modified to be contemporaneous, the expectation levels remained the same as in prior years. Setting the “target” at the 60th percentile of peer performance is a clear reflection of the high performance expectations placed upon our NEOs. In 2008, the achievement of “Maximum” in all three performance criteria was accomplished by only 13% of the organizations in the PPG in 2008. Therefore, on a contemporaneous measurement basis, we continue to expect a “maximum” incentive award will be achieved only if we are an exceptionally high-performing company compared to peers.

In addition to the modifications to the performance period, we applied an additional modifier to the corporate performance goals. We believe it would be inappropriate to provide high payments for a sub-par performance year even if we significantly outperformed our peers. To protect against such a situation, we established an ROA-based modifier. Based on historically reasonable performance for the industry, the baseline ROA for the plan was set at 1.0%. If our ROA falls below 1.0% at the completion of the year, any payments otherwise due under the plan would be reduced by the percentage below the ROA baseline. The table below illustrates how the plan is intended to work.

2008 Year-End ROA
Performance Peer Group (PPG) Results	ROA
Threshold (40th percentile)	0.28%
Target (60th percentile)	0.56%
Maximum (75th percentile)	0.75%
Results (Achieved between Threshold and Target)	0.50%
Payment with ROA Modifier	Target amount calculated at 50%

In prior years, we evaluated any unusual, one-time items greater than $1 million, after tax, and considered adjustments for the purposes of calculating earnings for the MIP. Beginning in 2008, we increased this threshold. Our “quality of earnings” review now takes into consideration any unusual item greater than $2 million that impacts cash equity or earnings. The modification requires consideration in the “quality of earnings” for any unusual items affecting franchise value, but did not necessarily impact earnings (i.e. material deferred revenue or deferred costs, items with no tax impact, and any adjustments directly to equity). Any “quality of earnings” evaluation will be made with a strong bias towards ensuring the impact to reported earnings is not done for the purpose of achieving earnings targets as defined under the annual incentive plan.

•	Setting personal performance goals

At the beginning of the year, each NEO who reports to the CEO develops personal performance goals for the year consistent with the budget and strategic plan and submits them to the CEO for review, amendment and approval. Through a collaborative effort, these NEOs and CEO agree to the final individual performance goals.

In general, personal performance goals are established using four categories: Customer, Associate, Financial and Operational. All or some of the four categories may apply to each NEO depending upon each person’s area of responsibility and its impact on our strategic plan.

Under the MIP, the Committee measures the performance of the CEO and Chairman solely on Company-wide goals. However, the Board establishes individual performance expectations in addition to those associated with the MIP for these two NEOs. These performance expectations are established by the Committee after a review, discussion and approval of recommendations submitted by the CEO and Chairman. When annual salary adjustments are being considered, the Committee assesses the NEO performance compared to expectations.

•	Weighting the goals

The Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance. As a result, Company-wide performance measurement criteria play a larger role in determining the amount of incentive award the more senior the executive. Personal and business unit performance goals play a larger role in determining the amount of the incentive award for less senior ranked executives. Adjustments in the weighting of goals were made beginning with the 2008 plan year to better align executives with their respective level of authority, decision making and impact on results. The weighting of the bank-wide performance percentage for EVPs was increased to 75% reflecting their increased role in strategic matters.

The table below shows the weighting of performance measurement criteria for each NEO.

Weighting of Performance Criteria by NEO
Named Executive Officer	Bank-Wide Performance	Personal Performance
Mark A. Turner – President and Chief Executive Officer	100%	0%
Marvin N. Schoenhals – Chairman of the Board	100%	0%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	75%	25%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	75%	25%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	75%	25%

MIP awards are calculated using the percentage allocations shown above. For example, the MIP awards for Mr. Turner and Mr. Schoenhals are based entirely on Company-wide financial performance. Although they have personal performance goals, it is the company metrics that affect their MIP awards.

•	Providing incentive opportunities to NEOs

The table below shows NEO incentive opportunities under the MIP. When setting MIP goals, the Committee took into consideration the opportunity levels for similar positions within the Compensation Peer Group (CPG) companies along with our philosophy of linking pay to performance. If we meet our performance criteria and the NEOs achieve their personal performance criteria and our ROA is at least 1.0%, we would provide awards as shown in the table. While targets for the CEO and Chairman remain identical to 2007, in 2008, target levels for EVPs were increased by 5%, from 35% to 40%. No changes were made to thresholds or maximum payments for any NEO. The modification of target levels for EVPs was intended to address the increases in responsibilities of these executives. While these changes could have the effect of increasing incentive awards, the higher alignment of performance weightings with corporate goals and more objectivity in plan administration, should ensure that payments will be commensurate with an overall improvement in our performance.

MIP Opportunity as a Percent of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Mark A. Turner – President and Chief Executive Officer	25%	50%	120%
Marvin N. Schoenhals – Chairman of the Board	25%	50%	120%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	17.5%	40%	90%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	17.5%	40%	90%

Timing of MIP Annual Awards and IRS Section 409A Requirements

The timing of annual awards occurs no later than March 15th of the year following the performance period. This timing provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with respect to the short-term deferral exception under Section 409A requirements of the Internal Revenue Service code. In addition, we made modifications, where necessary, to all plan documents to be in compliance with Section 409A prior to December 31, 2008.

Measuring actual performance and calculating incentive payments

The table below shows our 2008 targeted goals as compared to the 2008 performance of our Performance Peer Group (PPG). The formula is computed by assigning a value of 1 for Threshold, 2 for Target and 3 for Maximum. Our performance is compared to the MIP goals and a numerical value is interpolated. For example, if our ROA performance was exactly half-way between the Threshold goal (a value of 1) and Target goal (a value of 2), our ROA would receive a score of 1.5.

2008 Management Incentive Plan Company Performance Goals and Results
	Percentile Rank to PPG			2008
Goal	Threshold (40th)	Target (60th)	Max (75th)	Actual Results	Score
Return on Assets (ROA)	0.28%	0.56%	0.75%	.50%	1.77
Return on Equity (ROE)	2.58%	6.16%	8.77%	7.30%	2.44
Earnings Per Share (EPS) Growth	-61.11%	-26.88%	-1.10%	-43.5%	1.51
				Average	1.91
				Percentile Rank	57th

For the purposes of our MIP, our Return on Assets was 0.50% in 2008, which ranked in the 54th percentile of peers; Our Return on Equity was 7.30% in 2008, which ranked in the 66h percentile; and our growth of Earnings Per Share was -43.50% in 2008, which ranked in the 50thpercentile. On average, these three metrics ranked us in the 57th percentile.

The MIP awards were based on financial information available to the Personnel and Compensation Committee at the time the recommendation and approval was made.

Since 2008 was a very difficult year for us and for the entire banking industry, all performance measures declined. But, we compared well to 2008 industry performance measures. The total value of awards to NEOs under the MIP was $588,574 for 2008. This compares to $802,317 for 2007. As a result, total MIP incentive awards to NEOs were 27% lower for 2008 than awards granted for 2007. The decline was the result of us not achieving our targets, which was directly related to the economic downturn affecting the financial services industry, particularly in credit costs.

Also, NEO achievement of some personal performance goals was impacted by the overall credit downturn in the financial services industry. For example, the deteriorating credit environment required additional provisions for loan losses in 2008. This negatively affected NEO personal performance that was tied to budgeted goals.

The CEO reviewed our 2008 performance and the NEO personal performance levels using the criteria described above. He presented incentive recommendations to the Committee based on that review. The table below shows the actual payments approved by the Committee for each NEO under the MIP. The Committee did not make any discretionary adjustments to the recommended amounts.

		Actual 2008 paid in 2009
NAMED EXECUTIVE OFFICER	MIP Target Opportunity as a % of Base Salary	Percent of Total Compensation	# of Restricted Stock Units	Value[1]
Mark A. Turner – President and Chief Executive Officer	50%	30%	7,611	$ 177,179
Marvin N. Schoenhals – Chairman of the Board	50%	30%	8,701	202,571
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	40%	24%	2,902	67,551
Rodger Levenson – Executive Vice President and Director of Commercial Banking	40%	23%	3,054	71,092
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	40%	24%	3,015	70,181

1Value is based on a grant date fair value of $23.28 on February 25, 2009 and vest over at least four years.

Mr. Wright received a retroactive base salary increase as he acted as a transitional leader for all of 2008 during the time we were conducting a search for an executive to head our marketing department. In January 2009, we decided to end the search and asked Mr. Wright to more permanently assume that responsibility. His 2009 MIP goals will also reflect his additional responsibilities.

Limited, One-Time Annual Incentive Opportunity for 2008

The modification of the performance period used for the annual incentive plan was undertaken to improve fairness in the original incentive plan design. Along with this modification, the Committee approved a one-time incentive opportunity for all MIP plan participants during 2008. Under this one-time arrangement, an EPS target of $4.77 was set at the beginning of 2008. This target was considered to be an appropriate and reasonably challenging goal in a difficult environment and represented an increase of 5% from 2007 reported EPS. Shares of our stock were to be awarded as payment under this plan. Upon attainment of the target, the CEO and Chairman were to receive 1,030 shares and EVPs were to receive 486 shares. The plan had no threshold and was capped at the specified share amounts. At the end of 2008, the EPS target was not achieved and no shares were awarded under this one-time arrangement.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives. In the past, we typically made awards and provided incentives to our NEOs in the form of stock options annually, but other forms of equity compensation were available for award under our plan. 2008 was the first year in which we provided restricted stock.

Why We Offer Equity

We offer equity awards as a performance incentive to encourage ownership of our Common Stock to our executives and to further align the interests of management with those of our stockholders. Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.

How We Determine Equity Award Levels

In March of 2008, the Committee, with Amalfi’s assistance, designed a formal performance-based, long-term incentive plan. The following discussion provides details on the design of the plan, along with award levels for 2008.

•	Long-Term Incentive (LTI) Plan Design

Our annual restricted stock award program delivers equity awards at the 40th percentile of market levels as long as the minimum level ROA of 1.0% is achieved annually. Restricted stock awards will be reduced in a proportional manner, identical to the methodology used for the annual incentive plan, if the minimum level of ROA is not met in a given year. Restricted stock awarded in 2008 have a five-year life and a minimum of a four-year vesting schedule. As a result of our participation in the TARP, the Treasury requires that full vesting may not occur until their equity interest has been repaid to the Treasury. As a result, the final vesting tranche will occur at the later of the end of the fourth year or the repayment of the Treasury’s equity interest.

In addition, under the LTI plan, restricted stock (or performance shares) are granted at the beginning of a four-year performance period, but not actually earned until performance goals are met. In the example presented below, the 2008 grant of restricted shares will be earned at the end of 2011 or at an earlier year-end, but only if we achieve certain ROA goals. Once earned, restricted stock awards will then have a minimum four-year vesting period to aid in retention, subject to the Treasury’s vesting restrictions mentioned above.

Compensation expense is recognized only when the performance condition is considered probable. If we fail to achieve the ROA performance goals, any compensation expenses associated with the restricted stock awards will be reversed and the awards will not vest.

Three levels of restricted stock awards can be earned based upon ROA performance achievement: Maximum 1, Maximum 2 and Maximum 3. We use a cliff approach so that defined ROA levels must be achieved by the end of 2011 to earn one of these award levels. If performance is below the Maximum 1 level by the end of 2011, the restricted stock award will not be earned during this initial performance period. If, by 2011, we achieve an ROA of 1.50%, the participants will earn the maximum award of restricted stock. If we achieve any of these ROA goals prior to 2011, the awards may be earned in the year in which the ROA goal was met. The table below provides the ROA goals used to determine the vesting of the restricted stock award. The Committee set the ROA goals at high-performance levels with the Maximum 1, Maximum 2, and Maximum 3 goals approximately equal to the 70th, 80th, and 90th percentile of the Peer Performance Group’s (PPG’s) 2006 performance results.

2011 Goal	Maximum 1 ROA	Maximum 2 ROA	Maximum 3 ROA
ROA	1.20%	1.35%	1.50%

•	Award Levels Provided Under the LTI Plan

As noted earlier, we will award annual restricted stock grants targeting the 40th percentile of peers as long as we maintain an ROA of 1.0%. This award level provides the CEO and Chairman with awards at approximately 40% of base salary and EVPs with awards at approximately 25% of base salary as long as our ROA is greater than 1.0%.

Under the multi-year restricted stock awards, both the earnings potential and goal targets are set higher. If we achieve the Maximum 1 level of performance (or 1.20% ROA), the CEO and Chairman will earn approximately 120% of base salary in restricted stock. An EVP will earn approximately 80% of base salary in restricted stock. The two tables below show the award opportunity levels for all NEOs under the new LTI plan.

The first table shows the annual award opportunity and the long-term restricted stock award opportunity, both as a percent of salary. The actual number of shares awarded will depend upon stock price and option value at the time of grant.

Equity Award Opportunity under the Long-Term Incentive Plan

NAMED EXECUTIVE OFFICER	Annual Restricted Stock Grant as a % of Base Salary	Performance-Based Restricted Stock Grants as a % of Base Salary
		1.20% ROA	1.35% ROA	1.50% ROA
Mark A. Turner – President and Chief Executive Officer	40%	120%	180%	240%
Marvin N. Schoenhals – Chairman of the Board	40%	120%	180%	240%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	25%	80%	100%	140%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	25%	80%	100%	140%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	25%	80%	100%	140%

The following table shows the restricted stock awards granted in 2008, under the long-term plan, representing an award opportunity for each NEO, subject to designated performance criteria. Due to the performance vesting provision on the long-term restricted stock awards, the possibility exists that some or none of these restricted stock awards will vest at the end of the designated performance period. Awards vary in size based on performance achievement.

GRANTS OF PLAN-BASED AWARDS

NAMED EXECUTIVE OFFICER	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards[1]			Fair Value
		Threshold #	Target #	Maximum #
Mark A. Turner, President and Chief Executive Officer	5/28/08	11,100	16,600	22,200	$ 0
Marvin N. Schoenhals, Chairman	5/28/08	11,100	16,600	22,200	0
Stephen A. Fowle, Executive Vice President and Chief Financial Officer	5/28/08	3,500	4,300	6,000	0
Rodger Levenson, Executive Vice President and Director of Commercial Banking	5/28/08	3,500	4,300	6,000	0
Richard M. Wright, Executive Vice President and Director of Retail Banking and Marketing	5/28/08	3,500	4,300	6,000	0

1Should the minimum performance fail to be achieved, no awards will vest, participants will receive no shares and no compensation cost will be recognized. At December 31, 2008, the achievement of the performance criteria was not deemed to be probable. As a result no compensation expense was recognized in 2008 for these awards.

The Committee has the discretionary authority to approve awards for outstanding performance and other specific events. The Committee did not exercise this discretionary authority in March 2009.

Timing and Pricing of Equity Awards

The Committee now awards restricted stock grants at the February meeting of the Personnel and Compensation Committee. Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval. The grant date is established when the Committee approves the grant and all key terms have been established. The fair value of our restricted stock awards is set as the market closing price on the day before the Committee meets.

Benefits

•	401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan. We match the first 5% of an Associate’s contribution dollar-

for-dollar up to IRS limitations. In addition, the Board may authorize a discretionary profit sharing contribution to all eligible Associates reflecting overall financial performance. In 2008, the Board authorized a discretionary contribution equaling 1.5% of annual compensation for eligible participants. In recent years the amount had been 2%.

•	Other Deferred Compensation for NEOs

Unlike some members of our peer group, we do not offer SERPs or deferred compensation plans. In consideration of that, the Committee approved additional restricted stock grants to certain highly compensated executives, including the NEOs, to compensate them for, among other things, contribution limitations to qualified retirement plans imposed by the IRS. In prior years, options were awarded. The supplemental equity awards shown in the table below are in addition to the equity awards provided in the table above. These supplemental equity awards are formulaic and are not incentive-based.

To calculate the supplemental equity awards, we add the deferral shortfall (the maximum deferral without applying the IRS compensation limit, minus the IRS limit for 2008, which was $230,000) to the lost Company contribution opportunity (base salary minus $230,000), and divide the sum by the closing price of our stock as of February 25, 2009. The following table shows the number and value of restricted stock grants used to replace the retirement shortfall for each of our NEOs during 2008.

Non-Qualified Deferred Compensation
2008 Supplemental Equity Awards (Formulaic)
Named Executive Officer	Number of Restricted Stock Units[1]
Mark A. Turner – President and Chief Executive Officer	2,419
Marvin N. Schoenhals – Chairman of the Board	2,738
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	683
Rodger Levenson – Executive Vice President and Director of Commercial Banking	858
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	438

[1]	The grant date fair values of these awards were: For Mr. Turner, $56,625; for Mr. Schoenhals, $64,095; for Mr. Fowle, $16,000; for Mr. Levenson, $20,075; and for Mr. Wright, $10,250.

An additional benefit of using equity to provide supplemental retirement benefits to our executives is the resulting increase in stock ownership provided to these key Associates. This further strengthens the alignment of executive goals with the interests of our shareholders and their four-year vesting acts as a retention tool.

Perquisites

Perquisites are granted to NEOs for specific reasons, and are identified either by the Committee or by the CEO and recommended to the Committee. In past years, perquisites have included club memberships, including country clubs, which are provided to assist in business development and to maintain competitiveness of overall compensation. Perquisites have also included benefits such as personal financial consulting.

As a result of the challenging economic environment, to reduce overall corporate expenses and set the tone for such spending, the NEOs voluntarily relinquished their annual perquisites for both 2008 and 2009. These benefits could be reinstated in 2010.

Unrelated to the above perquisites, executives who are recruited from outside our market may be reimbursed for costs associated with their relocation.

Total Compensation

The charts below show the components of total NEO compensation. Consistent with our pay-for-performance philosophy, a significant portion of their total compensation package is attributable to incentive components. The incentive categories (below) include the full value of restricted stock unit awards made in lieu of cash bonuses and in lieu of stock options. The value of the restricted stock units used in the graphs below, was computed by multiplying the number of units times our closing stock price on day prior to the grant date. Other compensation includes a company match for 401(k) contributions and awards described in Other Deferred Compensation for NEOs above.

Mark A. Turner
2008 Total Compensation
Base 62%
Incentive
27%
Other
11%

Stephen A. Fowle
2008 Total Compensation
Base
69%
Incentive
22%
Other 9%

Marvin N. Schoenhals
2008 Total Compensation
Base
63%
Incentive
27%
Other
10%

Rodger Levenson
2008 Total Compensation
Base 70%
Incentive
21%
Other 9%

Richard M. Wright
2008 Total Compensation
Base
69%
Incentive
24%
Other 7%

Compared to the Compensation Peer Group, the average direct compensation and total compensation of our five NEOs is in line with the 50th percentile (median) and well below the 75th percentile. Although the comparison was initially completed in late 2007, we anticipate, under current market conditions, our competitive standing on executive pay remains similar to the prior year.

Employment Agreements

We do not have employment agreements for our NEOs. There is, however, a formal severance policy which, until the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA), would have provided payments to NEOs if their employment is terminated without cause or following a change of control. ARRA, signed into law on February 17, 2009, prohibits severance payments from being made to SEOs during the period in which the Treasury holds an equity interest in participating institutions. As a result, our severance policy has been suspended until we no longer participate in the Treasury’s TARP. Further details concerning Employment Agreements are provided under the Potential Payments Upon Termination or Change in Control Section.

Tax Considerations Related to Our Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer or to any of the other three most highly compensated NEOs of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). Generally, we structure our compensation programs so that compensation expense will be tax deductible. The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation. As a result of these various factors, and in order that the Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m). Further, during such period that the U.S. Treasury holds its investment in us under the CPP program, the Section 162(m) limitations are set at $500,000 for the SEOs, and the compensation attributable to restricted stock and other “performance-based” compensation is includable in this $500,000 limitation in accordance with applicable U.S. Treasury regulations.

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us. In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.” The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs. We do not anticipate that any payments to be made related to a possible future change in control transaction will result in non-deductible payments under Section 280G of the Code; however, the Committee has the authority to approve such payments on a case-by-case basis. No such non-deductible payments under Code Section 280G were paid to any current or former NEO during 2008.

See Executive Compensation Restrictions on page 18 for a discussion of additional tax considerations related to our participation in the Treasury’s CPP

Other Executive Compensation Policies

The Board adopted an Ethics Policy, the provisions of which prohibit NEOs from using inside information to buy or sell our securities for a financial gain. To further ensure adherence to this policy, guidelines have been established for company-imposed trading blackout periods. Our regulatory counsel and the Chief Financial Officer offer direction to NEOs on compliance with this policy. The policy requires all NEOs to provide an annual certification of their understanding and intent to comply with the policy.

Personnel and Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in our 2008 Shareholder Meeting Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the reviews and discussions referred to above, the Committee recommends to the Board that the Compensation Discussion and Analysis referred to above be included in our Proxy.

Personnel and Compensation Committee

Claibourne D. Smith, PhD, Chairman	Linda C. Drake
David E. Hollowell	Thomas P. Preston

Dennis E. Klima

Compensation of Executives

In accordance with the requirements of the United States Securities and Exchange Commission, which regulates the disclosures made by public companies such as us, the individuals whose compensation is discussed in this section are (1) Mark A. Turner because he served as our Principal Executive Officer during 2008, (2) Stephen A. Fowle because he served as our Principal Financial Officer during 2008, (3) Marvin N. Schoenhals, (4) Rodger Levensonand(5)Richard M. Wright because their total compensation placed them in the group of the three highest paid executives for 2008 other than the principal executive and principal financial officers. As a group, we also refer to these executives as our Named Executive Officers (NEOs) in this Proxy. The following is information about the compensation of our NEOs.

The information for these executives is organized according to the type of compensation. First, we show overall total compensation, including salaries, bonuses, option awards and certain other compensation, such as the matching contribution made to 401(k) plan investments, club dues and automobile allowances. Then, we explain in more detail the particular types of compensation these executives have received and could receive if they are terminated.

Summary Compensation Table

The following table summarizes the compensation of each NEO for the years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation[3] ($)	Total ($)

Mark A. Turner, President and Chief Executive Officer	2008 2007 2006	$400,000 356,866 262,000	$0 110,000 148,000	$0 0 0	$ 88,928 80,745 112,160	$ 11,500 110,714 27,420	$500,428 658,325 549,580
Marvin N. Schoenhals, Chairman	2008 2007 2006	463,000 459,333 437,500	0 135,000 236,000	0 0 0	41,994 279,541 339,770	11,500 84,413 68,630	516,494 958,287 1,081,900
Stephen A. Fowle, Chief Financial Officer	2008 2007 2006	207,833 196,367 186,000	0 72,000 80,000	0 0 0	42,751 34,093 35,191	11,500 32,699 30,427	262,084 335,159 331,618
Rodger Levenson, Director of Commercial Banking	2008 2007 2006	235,000 226,250 35,048	0 54,000 40,000	0 0 0	58,809 37,994 1,907	11,500 53,285 1,000	305,309 371,529 77,955
Richard M. Wright, Director of Commercial Banking and Marketing	2008 2007 2006	225,000 186,716 130,769	0 50,000 80,000	0 0 0	43,859 25,052 8,621	11,500 11,250 0	280,359 273,018 219,390

[1]

Incentive awards in the form of restricted stock units were awarded in 2009 for 2008 performance. The grant date fair values of these awards were: For Mr. Turner, $233,084; for Mr. Schoenhals, $266,666; for Mr. Fowle,

$83,551; for Mr. Levenson, $91,167; and for Mr. Wright, $80,431. No similar awards were made for 2007 or 2006 performance.

[2]

Represents the compensation cost recognized by us in connection with options to purchase shares of our common stock granted to the individual, regardless of the year of grant and calculated in accordance with SFAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please see Note 13 to our 2008 Consolidated Financial Statements.

[3]

In 2008, All Other Compensation represents contributions made by us into the 401(k) plans of our NEOs. As a result of the challenging economic environment, to reduce overall corporate expenses and to set the tone for such spending, the NEOs voluntarily gave up their annual perquisites in 2008 and 2009. These benefits could be reinstated in 2010.

Grants of Restricted Stock

As a performance incentive, to encourage ownership of Common Stock and to further align the interests of management and stockholders, the Committee grants restricted stock awards to the CEO and Executive Management.

Grant of Plan-Based Awards

Under our 2005 Incentive Plan, we issued incentive and non-qualified option grants to one NEO in 2008 for performance in 2007. Mr. Wright received a grant of 1,000 stock options on February 27, 2008. The options have an exercise price of $48.95 which is equal to the closing stock price of WSFS Common Stock at the grant date. The grants vest equally over four years and expire on the fifth anniversary of the grant date. This award was made prior to our participation in the Treasury’s TARP and is considered compensation for 2007. The Black-Scholes option-pricing model was used to determine the grant-date fair-value of these options. See Note 13 to our 2008 Consolidated Financial Statements for a detailed discussion of how we value option awards.

The number of shares granted to executives under the plan is based on a calculation related to the executive’s base salary and may be adjusted by the Committee. The Committee made no adjustments in 2009 for 2008 performance. In addition, the CEO and executives received restricted stock unit grants to compensate them for, among other things, the limitations imposed by Internal Revenue Service Code on highly compensated executives with regard to tax-qualified defined contribution plans, specifically our 401(k) plan.

No options were re-priced, nor were any modifications made to any outstanding option during 2008.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table shows the number and exercise price of all unexercised options held by Named Executive Officers as of December 31, 2008. The awards are listed in order of grant date. The shorter option expiration dates of more recent grants are due to a change in our policy of granting options with a ten-year exercise term to a five-year exercise term. At December 31, 2008, no stock awards had been granted to Named Executive Officers, therefore none are shown in the table.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mark A. Turner [1]	14,300 1,700 21,000 10,000 12,900 7,700 4,760 6,525 3,425 3,500	- - - - - - 1,190 2,175 3,425 10,500	$10.81 14.88 17.20 17.35 33.40 43.70 58.75 63.67 65.20 53.39	11/16/10 11/16/10 12/19/11 02/28/12 12/19/12 12/18/13 12/16/14 12/15/10 12/13/11 12/12/12
Marvin N. Schoenhals [2]	1,160 9,200 24,980 16,800 12,650 7,600 9,825 6,650 4,362	- - - - - 1,900 3,275 6,650 13,088	$10.81 14.88 17.20 33.40 43.70 58.75 63.67 65.20 53.39	11/16/10 11/16/10 12/19/11 12/19/12 12/18/13 12/16/14 12/15/10 12/13/11 12/12/12
Stephen A. Fowle [3]	1,800 2,250 400 1,900 1,250	1,200 750 400 1,900 3,750	$60.00 63.67 62.78 65.20 53.39	01/03/15 12/15/10 02/22/11 12/13/11 12/12/12
Rodger Levenson [4]	5,575 1,562	5,575 4,688	$65.20 53.39	12/13/11 12/12/12
Richard M. Wright [5]	1,450 1,500 250 1,075 -	1,450 1,500 750 3,225 1,000	$63.26 65.20 69.00 53.39 48.95	03/27/11 12/13/11 02/21/12 12/12/12 02/27/13

[1]

For Mr. Turner, of the 1,190 unvested options expiring on 12/16/14, all 1,190 vest on 12/16/09; of the 2,175 unvested options expiring on 12/15/10, all 2,175 vest on 12/15/09; of the 3,425 unvested options expiring on 12/13/11, 1,712 vest on 12/13/09 and 1,713 vest on 12/13/10; of the 10,500 unvested options expiring on 12/12/12, 3,500 vest on 12/12/09, 3,500 vest on 12/12/10 and 3,500 vest on 12/12/11.

[2]

For Mr. Schoenhals, of the 1,900 unvested options expiring on 12/16/14, all 1,900 vest on 12/16/09; of the 3,275 unvested options expiring on 12/15/10, all 3,275 vest on 12/15/09; of the 6,650 unvested options expiring on 12/13/11, 3,325 vest on 12/13/09 and 3,325 vest on 12/13/10; of the 13,088 unvested options expiring on 12/12/12, 4,363 vest on 12/12/09, 4,362 vest on 12/12/10 and 4,363 vest on 12/12/11.

[3]

For Mr. Fowle, of the 1,200 unvested options expiring on 1/3/15, 600 vest on 1/3/09 and 600 vest on 1/3/10; of the 750 unvested options expiring on 12/15/10, all 750 vest on 12/15/09; of the 400 unvested options expiring on 2/22/11, 200 vest on 2/22/09 and 200 vest on 2/22/10; of the 1,900 unvested options expiring on 12/13/11, 950 vest on 12/13/09 and 950 vest on 12/13/10; of the 3,750 options expiring on 12/12/12, 1,250 vest on 12/12/09, 1,250 vest on 12/12/10 and 1,250 vest on 12/12/11.

[4]

For Mr. Levenson, of the 5,575 unvested options expiring on 12/13/11, 2,787 vest on 12/13/09 and 2,788 vest on 12/13/10; of the 4,688 unvested options expiring on 12/12/12, 1,563 vest on 12/12/09, 1,562 vest on 12/12/10 and 1,563 vest on 12/12/11.

[5]

For Mr. Wright, of the 1,450 unvested options expiring on 3/27/11, 725 vest on 3/27/09 and 725 vest on 3/27/10; of the 1,500 unvested options expiring on 12/13/11, 750 vest on 12/13/09 and 750 vest on 12/13/10; of the 750 unvested options expiring on 2/21/12, 250 vest on 2/21/09, 250 vest on 2/21/10 and 250 vest on 2/21/11; of the 3,225 unvested options expiring on 12/12/12, 1,075 vest on 12/12/09, 1,075 vest on 12/12/10 and 1,075 vest on 12/12/11; of the 1,000 unvested options expiring on 2/27/13, 250 vest on 2/27/09, 250 vest on 2/27/10, 250 vest on 2/27/11 and 250 vest on 2/27/12.

Exercises of Options and Vesting of Shares During 2008

The following table shows the number of options exercised by the officers during the fiscal year ended December 31, 2008. Since no officer received stock awards during 2008, no vesting of stock awards is shown.

Mr. Turner exercised options in 2008 that were granted in 1999 and 2000. Mr. Schoenhals exercised options in 2008 that were granted in 2000. The exercises occurred before the enactment of EESA, ARRA or the creation of TARP or CPP.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark A. Turner	24,780	$1,016,892
Marvin N. Schoenhals	7,000	350,717
Stephen A. Fowle	-	-
Rodger Levenson	-	-
Richard M Wright	-	-

Employment Agreements and Severance Policy

None of our Named Executive Officers are covered by a formal employment agreement. However, we have a severance policy which, until the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA), would have provided for payments to our Chief Executive

Officer and Executive Vice Presidents if their employment was terminated without cause or following our change of control. ARRA, signed into law on February 17, 2009, prohibits severance payments from being made to SEOs during the period in which the Treasury holds an equity interest in participating institutions. As a result, our severance policy has been suspended until the Treasury no longer holds an equity interest in us.

Termination without cause

When the above mentioned policy suspension is lifted, an executive covered by this policy who is terminated without cause is provided a minimum of six months severance and six months of professional level outplacement. If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive found employment, whichever occurs first. If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends. Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in control

When the above mentioned policy suspension is lifted, an executive covered by this policy who is terminated without cause within one year following a change in control or who is offered a position that is not within 25 miles of his or her work-site nor at his or her WSFS salary and incentive opportunity immediately before the change in control, would receive 24 months base salary. Twelve months of executive level outplacement would be offered and medical and dental benefits would continue at the general Associate rate through the 24-month period.

When the above mentioned policy suspension is lifted, it is not anticipated that any severance payments resulting from a change in control will cause such payments to be non-deductible as an “excess parachute payment” as defined by Internal Revenue Code Sections 280G and 4999. The Committee does retain the authority to approve non-deductible severance payments associated with a change in control on a case-by-case basis.

Mr. Schoenhals is not included in the severance policy and does not have a severance agreement with us.

Potential Payments Upon Termination or Change in Control

As a result of the restrictions imposed by ARRA, there are no payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2008.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan). However, we do provide continuation of medical benefits to Associates who retire, should they elect to participate in the benefit. We provide supplemental contributions toward retiree continuing medical coverage costs. For 2008, our contribution towards this supplement was capped at $2,400 per retiree, but may have been less based on length of service at time of retirement of each retiree irrespective of annual increases to the cost of the medical benefit premium. We limit our increases to no more than 4% annually.

6. Committees of the Board of Directors

There are five main committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Personnel and Compensation Committee and the Trust Committee.

Executive Committee

Marvin N. Schoenhals is the Chairman of the Executive Committee. The other members of the Committee are Charles G. Cheleden, David E. Hollowell, Dennis E. Klima, Calvert A. Morgan, Jr. and Mark A. Turner. The Committee is required to meet monthly, or more frequently if necessary, and met 33 times during 2008. This Committee exercises the powers of the Board of Directors between meetings of the full Board and its primary activity has been to review those loan applications that need Board approval.

Another important part of the Executive Committee’s role is to review and approve transactions with insiders. Under the Bank’s written policy, the Executive Committee reviews and approves all insider loans or lending relationships. Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting. All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Charles G. Cheleden is the Chairman of the Corporate Governance and Nominating Committee. The other members of the Committee are Linda C. Drake, Dennis E. Klima, Thomas P. Preston, Scott E. Reed and Claibourne D. Smith. The Committee met three times during 2008. A copy of the Corporate Governance and Nominating Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Corporate Governance and Nominating Committee does the following:

•	Makes recommendations to the full Board of Directors regarding corporate governance guidelines and policies.
•

Assists the Board of Directors in finding individuals who are qualified to serve as directors and provides its recommendations to the full Board of Directors when the Board selects its nominees for each annual meeting.

•	Leads the Board in an annual review of the Board’s performance.
•	Advises the Board on the assignment of the directors to serve on the various committees of the Board.
•	Reviews and approves any transactions that directors or employees (including their family members and members of their households) have with WSFS Financial Corporation and its subsidiaries, including WSFS Bank. See Review and Approval of Transactions with Insiders below.

We believe that it is important to have a strong, independent Board of Directors that is accountable to the stockholders. Our By-laws empower the Committee with the responsibility for identifying qualified individuals as candidates for membership in the Board of Directors.

The Committee solicits recommendations from the officers and directors as well as considers and evaluates any candidates recommended by the shareholders. There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers versus those recommended by stockholders in selecting Board nominees. To date, it has not been our practice to pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors.

The Board desires that its membership be geographically diverse, therefore, potential directors should enhance the Board’s statewide and regional representation. The Board also desires that its membership reflect gender and racial diversity with a broad range of experience, knowledge and judgment in a variety of business and professional sectors. As a commitment to this diversification, the Board believes potential directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage. A candidate’s breadth of knowledge and experience should enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.

To be considered in the Committee’s selection of Board nominees, recommendations from stockholders must be received by the Corporation in writing not less than 120 days prior to the anniversary date of the mailing date of the proxy statement for the previous year’s annual meeting. Recommendations should identify the stockholder making the recommendation and for each person the stockholder proposes to recommend as a nominee to the Board (1) the name, age, business address of such person; (2) the principal occupation or employment of such person; (3) the Class and number of shares of our Voting Stock (as defined in our Bylaws) which are beneficially owned by such stockholder on the date of such notice; and (4) any other information required to be included in such notice as described in our Bylaws or disclosed in solicitations of proxies with respect to nominees for election of directors described in the Securities Exchange Act of 1934.

Audit Committee

Scott E. Reed is Chairman of the Audit Committee. The other members of the Committee are John F. Downey, Joseph R. Julian and Claibourne D. Smith. Mr. Reed has the qualifications to serve as the Committee’s financial expert. Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market. The Committee met eight times during 2008. A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Audit Committee does the following:

•

Oversees the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements.

•	Reviews the examination reports from federal regulatory agencies as well as reports from the internal auditors and from the independent registered public accounting firm.
•

Meets quarterly with the internal Loan Review Department as well as the head of the Audit Department and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release.

•	Meets annually to review our risk analysis and associated audit plan.
•	Approves the selection of the independent registered public accounting firm and recommends their appointment to the full Board of Directors.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service. Under certain circumstances, management is authorized to spend up to 5% of the approved annual audit fee, as approved by the Audit Committee in the Engagement Letter, without obtaining any prior approval. Fees ranging from 5% to 10% of the approved annual audit fee require the pre-approval of the Chairman of the Audit Committee. Fees that exceed 10% of the approved annual audit fee require the pre-approval of the full Audit Committee. All additional fees are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2008 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us. Those agreements are subject to alternative dispute resolution procedures and exclusions of punitive damages.

All of the services listed below for 2008 were approved by the Audit Committee prior to the service being rendered. The Audit Committee has determined that the non-audit services performed during 2008 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees. The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2008 and 2007 were $737,760 and $646,800, respectively.

Audit Related Fees. The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2008 and 2007 were $44,500 and $48,400, respectively.

Tax Fees. The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2008 and 2007 were $54,425 and $61,647, respectively.

All Other Fees. The aggregate fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for both the years ended December 31, 2008 and 2007, were $0.

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2008;
•

Discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Audit Committee, comprised of Scott E. Reed, John F. Downey, Joseph R. Julian and Claibourne D. Smith, has provided this report.

Personnel and Compensation Committee

Claibourne D. Smith is the Chairman of the Personnel and Compensation Committee. The other members of the Committee are Linda C. Drake, David E. Hollowell, Thomas P. Preston and Dennis E. Klima. The Committee met six times during 2008. A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Personnel and Compensation Committee does the following:

•	Oversees the executive compensation programs and recommends to the full Board of Directors for its approval the compensation and benefits of the senior management officers.
•	Approves guidelines for the salary and benefits of other officers and Associates.
•	Oversees the administration of option plans and incentive plans and makes recommendations to the Board of Directors for awards under such plans.

Compensation Committee Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours. During 2008, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board.

Trust Committee

The Trust Committee is comprised of members of both the WSFS Bank Board and of management. It provides oversight to Wilmington Advisors, the trust division of the Bank. Calvert A. Morgan, Jr. is the Chairman and the other members of the Committee are Linda C. Drake, Scott E. Reed, Marvin N. Schoenhals and Mark A. Turner. The Committee met four times during 2008. A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Trust Committee does the following:

•	Oversees Wilmington Advisors in providing trust administration and investment management services;
•	Adopts appropriate policies and procedures to be observed in offering such services;
•	Enforces sound risk management practices calculated to minimize risk of loss to the Bank and its customers; and
•	Reports to the Board on the activity of Wilmington Advisors in the conduct of its business.

Stock Ownership and Retention Guidelines

Our By-Laws require that each of our directors be a stockholder and own a minimum amount of our common stock as determined from time to time by the Board. The Board has established a guideline that the minimum amount of stock owned, plus retention of stock grants should be approximately 2,200 shares after three years of directorship. This guideline is under review and is expected to increase.

This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our shareholders.

7.       Compensation of the Board of Directors

Our non-Associate directors received the following base compensation for 2008:

•	An annual retainer of $23,334, paid in cash,
•	600 shares of WSFS Financial Corporation common stock.
•	1,110 options to purchase shares of WSFS Financial Corporation common stock under our 2005 Incentive Plan.

During the year ended December 31, 2008, the Board of Directors held eight meetings. None of the directors attended less than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year. We pay a fee for committee service, and during 2008, each director received $650 for each committee meeting attended. Directors do not receive a fee for regularly scheduled meetings of the Board of Directors, but receive a fee of $750 for special meetings of the Board. Directors who served on the Audit Committee each received an additional annual retainer of $10,000 during 2008.

Directors who chaired board committees during 2008 received an additional annual retainer. The Audit Committee chair received $5,000, the Corporate Governance and Nominating Committee chair received $3,000, the Personnel and Compensation Committee chair received $3,000 and the Trust Committee chair received $3,000.

Director Compensation Table

The compensation paid to directors during 2008 is summarized in the following table. The assumptions used in valuing the stock and option awards are detailed in Note 13 to the consolidated financial statements contained in our 2008 Annual Report. Mr. Schoenhals and Mr. Turner are not shown in this table because they are compensated as officers and do not receive any director compensation. Ms. Davis and Mr. Delson are not shown in this table because they were not appointed until 2009.

Directors	Fees Earned or Paid in Cash	Stock Awards	Option Awards[1]	All Other Compensation	Total

Charles G. Cheleden	$67,084	$23,433	$11,910	-	$102,427
John F. Downey	37,334	23,433	11,910	-	72,677
Linda C. Drake	33,084	23,433	11,910	-	68,427
David E. Hollowell	49,334	23,433	12,447	-	85,214
Joseph R. Julian	40,484	23,433	11,910	-	75,827
Dennis E. Klima	49,984	23,433	11,362	-	84,779
Calvert A. Morgan, Jr.[2]	51,034	23,433	16,628	$149,167	240,262
Thomas P. Preston	31,784	23,433	12,073	-	67,290
Scott E. Reed	50,034	23,433	10,117	-	83,584
Claibourne D. Smith	49,984	23,433	11,910	-	85,327

[1]	The grant date fair value of each director’s 2008 equity award was $23.10. Amounts shown in this column represent compensation expense.
[2]	Mr. Morgan’s Other Compensation includes $114,167 for consulting services, $29,000 for an incentive bonus and $6,000 for an expense allowance.

Compensation of Mr. Cheleden as the Lead Director

The Lead Director is an outside and independent director designated by our Board of Directors to lead the Board in fulfilling its duties effectively, efficiently and independent of management. Charles G. Cheleden currently serves as Lead Director, and during 2008, he was compensated $1,500 per month for serving in that role, in addition to his other compensation as a director.

The responsibilities of the Lead Director include:

•	Enhancing Board effectiveness by ensuring the Board has adequate training and resources to carry out its duties.

•	Managing the Board by:
o	providing input on Board and committee meeting agendas;
o	consulting with the Chairman on effectiveness of Board committees;
o	ensuring that the Board has adequate opportunities to discuss issues without management’s presence;
o	chairing Board meetings in the absence of the Chairman;
o	ensuring that committee functions are carried out and reported to the Board;
o	calling meetings of the independent directors as necessary;
o	meeting with each board member annually to discuss their interest in continuing to serve on the Board;
o	identifying possible candidates for retirement from the Board, and with the approval of the Board, coordinating retirement plans with exiting Board members.

•

Acting as a liaison between the Board of Directors, management and major stockholders. This includes communicating to management, as appropriate, to discuss the results of private discussions among independent directors to resolve conflicts and being available for consultation and direct communication with major shareholders.

Compensation of Mr. Morgan as Special Advisor

Calvert A. Morgan, Jr. is a member of our Board of Directors and serves in a consulting capacity as Special Advisor. In this role, Mr. Morgan performs such duties as requested by the Board and the Chairman to assist in improving corporate performance. He is compensated for his services as Special Advisor in addition to his other compensation as a director. During 2008, Mr. Morgan received an annual base consulting fee of $115,000, with the opportunity to earn a supplemental payment ranging from 0% to 100% of the base fee. The precise amount of the supplemental payment is determined at the discretion of the Personnel and Compensation Committee, based on our results for the year, loan and deposit growth, and the Committee’s subjective assessment of Mr. Morgan’s overall contribution to those results. Mr. Morgan earned a supplemental payment of $25,000 for 2008, which was paid in 2009 and received a supplemental payment of $29,000 for 2007 paid during 2008. As part of the terms of his consulting engagement with us, Mr. Morgan is also entitled to a separation payment of up to $22,000, based on the length of his engagement.

8. Other Information

Large Stockholders

Stockholders who own 5% or more of the outstanding common stock of a publicly traded company are required to report that information to the Securities and Exchange Commission (the SEC). The following table lists the stockholder who has reported to the SEC that they own 5% or more of our outstanding Common Stock. The number of shares is the number most recently reported to the SEC by the stockholder. The percentage is based on the number of shares of our Common Stock outstanding as of March 5, 2009, the record date set for the 2009 Annual Meeting of Stockholders.

Name and Address of Owner	Number of Shares[1]	Percentage of WSFS Financial Corporation common stock outstanding
Barclays Global Investors, NA.[2] 45 Freemont Street Naples, FL 34108	367,653 shares	5.96%
The Vanguard Group, Inc.[3] 100 Vanguard Boulevard Malvern, PA 19355	311,034 shares	5.05%

1In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting and/or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and groups exercise sole voting and investment power over the shares of the Common Stock.

2 According to the Statement on Schedule 13G of Barclays Global Investors, NA filed on February 6, 2009.

3 According to the Statement on Schedule 13G of The Vanguard Group, Inc. filed on February 13, 2009.

APPENDIX A

Set forth below is the text of the Restated Certificate of Incorporation of WSFS Financial Corporation as amended through the date of this Proxy Statement. We have struck through the text that would be deleted if Proposals 5, 6 and 7 are approved.

RESTATED CERTIFICATE OF INCORPORATION

OF

WSFS FINANCIAL CORPORATION

WSFS Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.         The name of the Corporation is WSFS Financial Corporation. The Corporation was originally incorporated under the name Star States Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on March 31, 1988.

2.         This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation, except for the Restated Certificate’s omission of the provision of the original Certificate of Incorporation that named the incorporator.

3.	The effective date of this Restated Certificate of Incorporation is May 31, 1993.

4.	The Certificate of Incorporation of the Corporation is hereby restated as follows:

FIRST: The name of the corporation is WSFS Financial Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 838 North Market Street, in the city of Wilmington, County of New Castle. The Corporation shall be its own registered agent at that address.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

A.        The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-seven million five hundred thousand (27,500,000), consisting of

(a)        seven million five hundred thousand (7,500,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(b)       twenty million (20,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

~~Except for shares issued in connection with the merger of New Federal Savings and Loan Association, FSB with and into Wilmington Savings Fund Society, FSB, no shares of capital stock of any class or series (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Corporation other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a vote of the holders of a majority of the total votes eligible to be cast at a meeting of stockholders.~~

B.        The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

~~C.~~

~~1.         For a period of five (5) years from the date of the conversion of Wilmington Savings Fund Society, FSB, to a capital stock savings bank, notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of ten percent (10%) of the then-outstanding shares of Common Stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.~~

~~2.~~	~~The following definitions shall apply to this Section C of this Article FOURTH:~~

~~(a)        An “affiliate” of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.~~

~~(b)~~	~~A person shall be a “beneficial owner” of any Common Stock:~~

~~(1) which such person or any of its affiliates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on January 1, 1988; or~~

~~(2) which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage~~

~~of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but neither such person nor any such affiliate shall be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such affiliate is otherwise deemed the beneficial owner); or~~

~~(3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates act as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy described in part (2) of this subparagraph (b)) or disposing of any shares of capital stock of this Corporation; provided, however, that (1) no director or officer of this Corporation (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation nor any trustee with respect thereto (or any affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subparagraph but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.~~

~~(c)        A “person” shall mean any individual, firm, corporation, or other entity.~~

~~3.         The Board of Directors shall have the power to construe and apply the provisions of this Section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (1) the number of shares of Common Stock beneficially owned by any person, (2) whether a person is an affiliate of another, (3) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (4) the application of any other definition or operative provision of the Section to the given facts, or (5) any other matter relating to the applicability or effect of this Section.~~

~~4.         The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (1) the record owner(s) of all shares beneficially owned by such person who is~~

~~reasonably believed to own shares in excess of the Limit, and (2) any other factual matter relating to the applicability or effect of this Section as may reasonably be requested of such person.~~

~~5.         Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.~~

~~6.         Any constructions, applications, or determinations made by the Board of Directors, pursuant to this Section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.~~

~~7.         In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.~~

~~FIFTH:~~

~~A.        No Common Stock issued by the Corporation or securities issued by the Corporation entitling the holder thereof to acquire shares of Common Stock or any securities of the Corporation which may otherwise be deemed “stock” as the term is defined in Section 382 of the Internal Revenue Code of 1986, as amended, and regulations thereunder (collectively, “Section 382”) (such securities collectively referred to hereinafter solely for purposes of this Article as “Stock”) may be transferred by any person (the “Initial Transferor”) in any manner or to any extent to any other person if such other person is or would become by reason of the transfer a beneficial owner of more than 4.5% of the Stock outstanding (a “Prohibited Transferee”), as such ownership is determined under Section 382. For purposes of this provision, transfers to a Prohibited Transferee shall include transfers directly or through trusts, estates, corporations or partnerships, and attribution through such entities shall be determined pursuant to Section 382.~~

~~B.        Transfers made in violation of Section A of this Article shall not be effective to transfer ownership of the Stock subject thereto (“Prohibited Stock”) and the initial Transferee shall continue to be treated as the owner of such Prohibited Stock for all corporate purposes.~~

~~C.        Upon the transfer of Prohibited Stock, the Corporation shall I have thirty days from discovery of such prohibited transfer to demand the transfer of the Prohibited Stock from the Prohibited Transferee to the Corporation or its agent. Further, the Corporation or its agent shall demand the transfer of any distributions received on such Prohibited Stock by the Prohibited Transferee. Discovery shall be deemed to have been made pursuant to provisions of Section 382 regarding discovery of ownership changes. If a Prohibited Transferee shall refuse or fail upon demand by the Corporation to transfer such~~

~~Prohibited Stock and distributions received thereon, the Corporation shall take all necessary action at law or in equity to compel such transfer as soon as possible. Upon transfer by the Prohibited Transferee of the Prohibited Stock, together with distributions received thereon, the Corporation shall sell such Prohibited Stock as soon as practicable thereafter in an arm’s length transaction and in a manner consistent with the restriction set forth in this Article. Proceeds from such sale shall be remitted to the Prohibited Transferee in an amount not to exceed the amount paid by the Prohibited Transferee for such Prohibited Stock or, if the transfer made in violation of this Article was by gift, inheritance or similar transfer, the fair market value of such shares at the time of receipt by the Prohibited Transferee. For purposes of the foregoing, fair market value per share shall not be less than: (1) the average of the highest and lowest selling price at the time of receipt or if there were no sales on such date, then not less than the mean between the bid and asked price on such date, if the Prohibited Stock is listed on a national securities exchange or the NASDAQ National Market System on such date; (2) the mean between the bid and asked price on such date or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price if the Prohibited Stock is traded otherwise than on a national securities exchange or the NASDAQ National Market System; or (3) as determined by the Board of Directors.~~

~~D.        Any sale of Prohibited Stock by a Prohibited Transferee received in violation of this Article shall be deemed to have been made solely as agent for the Corporation, and the Corporation shall demand of the Prohibited Transferee the proceeds from such sale together with distributions received from such Prohibited Stock. Such demand shall be made within thirty days of discovery (as that term is described in Section C of this Article) by the Corporation of the transfer of the Prohibited Stock to the Prohibited Transferee. If the Prohibited Transferee shall refuse or fail upon demand by the Corporation to surrender such proceeds and distributions, the Corporation shall take all necessary action at law or in equity to compel the transfer of such proceeds and distributions. The Corporation, at its discretion, may make demand of such proceeds in the amount net of the amount which the Prohibited Transferee would have received from the Corporation had the Corporation rather than the Prohibited Transferee sold such Prohibited Stock.~~

~~E.        Any proceeds received by the Corporation or its agent as a result of the sale of the Prohibited Stock, whether by the Corporation or its agent or by the Prohibited Transferee, and the distributions received on such Prohibited Stock, shall be transferred to the Initial Transferor, less any amounts remitted to or retained by the Prohibited Transferee as otherwise described in this Article. If such Initial Transferor cannot be determined by the Corporation within ninety days after receipt by the Corporation of such proceeds and distributions, the Corporation or its agent may pay any such amounts due the Initial Transferor into a court or governmental agency, if applicable law permits, and otherwise must irrevocably transfer such amounts to a charity designated by the Corporation. In no event shall amounts due to such Initial Transferor inure to the benefit of the Corporation or its agent, but such amounts may be used to reimburse the agent, if any, for reasonable expenses incurred in attempting to identify the Initial Transferor.~~

~~F.         The Board of Directors is expressly empowered to waive application of this Article to any specific transaction, provided that such waiver is by resolution of the Board duly considered and approved by at least a majority of the Board of Directors prior to any such transfer of stock described within this Article.~~

~~G.        This Article shall have no applicability and shall be of no force and effect, notwithstanding notations to the contrary on any certificates evidencing ownership of any securities of the Corporation, after thirty seven months from the date of issuance of the Corporation’s 10% Convertible Preferred Stock, Series I.~~

SIXTH:The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the By-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b)       The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

(c)        Subject to the rights of holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

~~(d)      For a period of five (5) years following the date of the conversion of Wilmington Savings Fund Society, F.S.B., to a capital stock savings bank, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the “Whole Board”). Thereafter, special meetings may be called by such person or persons as the By-laws may specify, or by the Board of Directors as provided above.~~

SEVENTH:

A.        The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors shall be divided into three classes, with the tern of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one (1) year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two (2) years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

B.        At all elections of directors of the corporation commencing with the 1992 annual meeting of stockholders, a holder of stock of any class or series then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected in the election in which his class or series is entitled to vote, and a stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two (2) or more of them, as he or she may see fit.

C.        Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E.         Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may he removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation (“Article FOURTH”)),voting together as a single class.

EIGHTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that any such alteration, amendment or repeal must be approved by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH), voting together as a single class.

NINTH: The Board of Directors of the Corporation, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation’s present and future customers and employees and those of its subsidiaries; on the communities in which the Corporation and its subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a bank holding company; and on the ability of its subsidiary bank to fulfill the objectives of a federally-chartered stock form savings bank under applicable statutes and regulations.

TENTH:

A.        Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. For all purposes of this Article TENTH, the directors of Wilmington Savings Fund Society, FSB, and all officers thereof (as elected or appointed in the manner provided in the by-laws of Wilmington Savings Fund Society, FSB) shall be deemed to be serving at the request of the Corporation as such directors and officers.

B.         The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to he indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.         If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not meet such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking. the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

D.        The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

E.         The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.         The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested by its Secretary, this 24th day of May, 1993.

WSFS Financial Corporation

/s/ Marvin N. Schoenhals_________
Marvin N. Schoenhals

ATTEST:

_________________________

Secretary

This Proxy is Solicited on Behalf of the Board of Directors

WSFS FINANCIAL CORPORATION

for the

2009 Annual Meeting of Stockholders

The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 23, 2009 at 4:00 p.m., or at any adjournments thereof, as follows:

☒                Please mark your

votes as in this
example.

The Board of Directors recommends a vote FOR all nominees and items listed below.

WITHHOLD AUTHORITY
to vote for all
FOR	nominees listed at right	Nominees:

1.	Election of ☐ ☐	For a three year term expiring in 2012:
Directors:	Jennifer W. Davis
Donald W. Delson
Scott E. Reed
Claiborne D. Smith
For a one year term expiring in 2010:
Linda C. Drake
David E. Hollowell

(To withhold authority to vote any individual nominee write

the nominee’s name on the line provided below).

_______________________________________

2.	Ratification of the appointment of KPMG, LLP as independent auditors for the fiscal year ending December 31, 2009
FOR	AGAINST	ABSTAIN

          ☐      ☐       ☐

3.	Advisory (non-binding) vote to approve the compensation of the Company’s executives
FOR	AGAINST	ABSTAIN

          ☐      ☐       ☐

4.	Approval of amendment to Article Fourth, Paragraph A of Restated Certificate of Incorporation
FOR	AGAINST	ABSTAIN

          ☐      ☐       ☐

5.	Approval of amendment to delete Article Fourth, Paragraph C and Article Sixth, paragraph (d) of Restated Certificate of Incorporation
FOR	AGAINST	ABSTAIN

          ☐      ☐       ☐

6.	Approval of amendment to delete Article Fifth of Restated Certificate of Incorporation
FOR	AGAINST	ABSTAIN

          ☐      ☐       ☐

The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees and the other proposals. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned.

Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation.

Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer.

SIGNATURE(S) _________________________________________Date ____________________

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.